EXHIBIT 99.2

                       Dell to Acquire Everdream


    ROUND ROCK, Texas--(BUSINESS WIRE)--Nov. 15, 2007--Dell
(NASDAQ:DELL) has signed an agreement to acquire privately held
Everdream Corp., a leading provider of Software-as-a-Service (SaaS) solutions for remote-service management.

    Terms were not disclosed and the purchase will not be final until all closing conditions are met. Everdream is based in Fremont, Calif., with a second facility in Charlotte, N.C.

    The planned acquisition is a key component in Dell's strategy of enabling customers to Simplify IT. Everdream's capabilities complement those provided by the recently acquired SilverBack Technologies, further enabling end-to-end remote management of customers' IT environments. With this acquisition, Dell can now extend remote management of critical IT assets from servers, storage, printers, etc. to desktops, notebooks and other end-user devices globally.

    "The planned Everdream acquisition is a significant step in Dell's next-generation service offerings and provides Dell an expanded presence in the rapidly growing SaaS-enabled managed services market," said Steve Schuckenbrock, Dell senior vice president. "Everdream has an extremely talented team that has developed industry-leading technology enabling customers and partners to easily and affordably manage PCs from anywhere in the world."

    Everdream products will continue to be developed for and offered through channel partners, and will also serve as the foundation for future Dell service offerings.

    For more information on Dell services, visit www.dell.com/services.

    About Dell

    Dell Inc. (NASDAQ:DELL) listens to customers and delivers innovative technology and services they trust and value. Uniquely enabled by its direct business model, Dell is a leading global systems and services company and No. 34 on the Fortune 500. For more information, visit www.dell.com, or to communicate directly with Dell via a variety of online channels, go to www.dell.com/conversations. To get Dell news direct, visit www.dell.com/RSS.

    About Everdream

    Everdream Corp. is a market leader in delivering cost-effective, low-risk on-demand desktop management software services. Built around a powerful, scalable, and cost-effective Software-as-a-Service (SaaS) platform model, Everdream delivers a comprehensive set of software services via a single, integrated management console, enabling companies to manage their mobile, distributed workforces via the Web anytime from anywhere in the world. For more information, visit the Everdream Web site at www.everdream.com.


    CONTACT: Dell Inc., Round Rock
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             robert_williams@dell.com